Exhibit 10.11

May 4, 2010

Glenn Goddard

12 Hartford Circle

Andover, MA 01810

Dear Glenn:

I am pleased to offer you the position of Vice President, Finance, at Agios Pharmaceuticals, Inc. reporting to Duncan Higgons, Chief Operating Officer. You will receive a semi-monthly salary of $10,000.00 which is equivalent to $240,000.00 annually.

You will be granted a stock option to purchase 125,000 shares of the company’s Common stock, subject to Board of Directors approval. The stock option exercise price will be at fair market value as established by the Board and will be subject to the standard terms and conditions of the Agios Stock Option Plan. The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional l/48th for each additional month of full time active employment after your first anniversary date until after four full years when the option is fully vested. A copy of the plan will be provided to you along with a Stock Option Grant Letter after the option grant has been approved.

You will be eligible to participate in all of the company’s benefits plans, which include Medical and Dental Insurance Programs, Flexible Spending Program for medical and daycare expenses, Life Insurance, AD&D, and Short and Long Term Disability Plans, and 401(k). The company pays for 90% of the cost of the HMO medical plan and 85% of the PPO plan. It pays for 90% of the cost of the dental plan and will pay the full cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue three weeks paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule.

The offer of employment is contingent upon your signing the company’s standard Forms of Agreement Regarding Inventions, Confidentiality and Non-Competition (Copy attached) and 1-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Agios Pharmaceuticals, please let us know as soon as possible.

This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Agios Pharmaceuticals. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Agios Pharmaceuticals at any time for any reason. Similarly, Agios Pharmaceuticals will have the right to terminate its employment relationship with you at any time for any reason.

I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until Thursday, May 6, 2010.

Best regards,

/s/ Duncan Higgons

J. Duncan Higgons

Chief Operating Officer

Agios Pharmaceuticals, Inc.

I accept this offer of employment with Agios Pharmaceuticals Inc. and will begin work on:

On or before July 1, 2010.

Signature:

/s/ Glenn Goddard	5/5/10
Glenn Goddard	Date

38 Sidney Street, Suite 2 — Cambridge, MA 02139

Main: 617.649.8600 — Fax: 617.649.8618

www.agios.com